Exhibit 3.1
CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

ARTICLES OF INCORPORATION
OF
XPEL TECHNOLOGIES CORP.
The undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the General Corporation Laws of the State of Nevada, to do business both within and without the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true.
ARTICLE I
The name of the corporation, which is hereinafter referred to as "the corporation" is:
XPEL TECHNOLOGIES CORP.
ARTICLE II
The name and address of the Resident Agent for the service of process is:
NEVADA STATE CORPORATE NETWORK, INC.
2764 LAKE SAHARA DRIVE SUITE 111
LAS VEGAS, NEVADA 89117
ARTICLE III
The corporation is organized for the purpose of engaging in Any Lawful Activity, within or without the State of Nevada.
ARTICLE IV
The total number of shares of authorized capital stock of the Corporation shall consist of one-hundred million (100,000,000) shares of common stock at .001 par value and ten-million (10,000,000) shares of preferred stock at .001 par value.
The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in Resolutions or Bylaws adopted by them
Stockholders of the corporation have a preemptive right, granted on uniform terms and conditions prescribed by the Board of Directors to provide a fair and reasonable opportunity to exercise the right, to acquire proportional amounts of the corporation's unissued shares upon the decision of the board of directors to issue them limited by the provisions of NRS 78.267.
The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

ARTICLE V
The name and address of the one member of the Board of Directors is as follows:
1.   Graig Zapper, 2764 Lake Sahara Drive Ste 111, Las Vegas, Nevada 89117.
ARTICLE VI
The liability of the directors, officers or stock.holders for damages for breach of fiduciary duty as a director or officer is hereby eliminated pursuant to NRS 78.037 except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or the payments of distributions in violation of NRS 78.300.
ARTICLE VII
Every person who was or is a party to or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom be is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership.joint venture, trust or other enterprise, shall he indemnified and held harmless to the fullest extent legally permissible under the Jaws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.
ARTICLE VIII
The name and address of the incorporator of XPEL TECHNOLOGIES CORP., is:
Nevada State Corporate Network, Inc.
2764 Lake Sahara Drive Suite l11
Las Vegas, Nevada, 89117.

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT
I, NEVADA STATE CORPORATE NETWORK, INC. do hereby accept appointment as
Resident Agent for XPEL TECHNOLOGIES CORP.